Exhibit 99.1

Contact:Anthony D. Ishaug

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

SECOND QUARTER RESULTS

Minneapolis, MN (July 19, 2023)  -  Winmark Corporation (Nasdaq: WINA) announced today net income for the quarter ended July 1, 2023 of $10,368,800 or $2.85 per share diluted compared to net income of $9,027,200 or $2.54 per share diluted in 2022.

“Our year-to-date results reflect positive franchisee performance and Winmark’s continued emphasis on providing exceptional operational support.” commented Brett D. Heffes, Chair and Chief Executive Officer.

Winmark - the Resale Company®, is a nationally recognized franchising business focused on sustainability and small-business formation.  We champion and guide entrepreneurs interested in operating one of our award winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At July 1, 2023, there were 1,303 franchises in operation and over 2,800 available territories.  An additional 70 franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited)

	July 1, 2023	December 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$32,321,500	$13,615,600
Restricted cash	55,000	65,000
Receivables, net	1,592,500	1,438,600
Net investment in leases - current	90,000	344,900
Income tax receivable	522,500	558,700
Inventories	446,900	770,600
Prepaid expenses	819,700	1,310,400
Total current assets	35,848,100	18,103,800

Net investment in leases – long-term	—	5,400
Property and equipment, net	1,593,400	1,704,600
Operating lease right of use asset	2,580,400	2,716,000
Intangible assets, net	3,171,300	3,348,300
Goodwill	607,500	607,500
Other assets	461,300	429,700
Deferred income taxes	3,392,000	3,540,400
	$47,654,000	$30,455,700

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Notes payable, net	$4,217,900	$4,217,900
Accounts payable	1,638,400	2,122,000
Accrued liabilities	4,269,000	2,611,700
Deferred revenue	1,677,700	1,643,900
Total current liabilities	11,803,000	10,595,500
Long-Term Liabilities:
Line of Credit/Term Loan	30,000,000	30,000,000
Notes payable, net	36,957,700	39,066,700
Deferred revenue	7,338,300	6,974,200
Operating lease liabilities	4,013,200	4,287,000
Other liabilities	1,154,900	1,164,400
Total long-term liabilities	79,464,100	81,492,300
Shareholders’ Equity (Deficit):
Common stock, no par, 10,000,000 shares authorized, 3,485,036 and 3,459,673 shares issued and outstanding	5,723,600	1,806,700
Retained earnings (accumulated deficit)	(49,336,700)	(63,438,800)
Total shareholders’ equity (deficit)	(43,613,100)	(61,632,100)
	$47,654,000	$30,455,700

Winmark Corporation

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2023	June 25, 2022	July 1, 2023	June 25, 2022
Revenue:
Royalties	$17,105,800	$15,981,300	$33,853,500	$31,371,400
Leasing income	1,019,800	1,212,000	2,656,800	4,083,700
Merchandise sales	1,328,100	1,027,200	2,604,100	1,941,500
Franchise fees	420,700	391,500	798,900	812,100
Other	487,800	458,800	972,500	911,900
Total revenue	20,362,200	19,070,800	40,885,800	39,120,600
Cost of merchandise sold	1,247,800	970,200	2,435,100	1,834,700
Leasing expense	54,300	299,600	370,700	515,600
Provision for credit losses	(700)	(15,700)	(5,300)	(24,600)
Selling, general and administrative expenses	5,810,000	5,461,600	12,446,100	11,001,600
Income from operations	13,250,800	12,355,100	25,639,200	25,793,300
Interest expense	(779,100)	(712,000)	(1,576,700)	(1,225,100)
Interest and other income (expense)	292,300	(13,800)	418,000	(14,700)
Income before income taxes	12,764,000	11,629,300	24,480,500	24,553,500
Provision for income taxes	(2,395,200)	(2,602,100)	(5,169,000)	(5,673,800)
Net income	$10,368,800	$9,027,200	$19,311,500	$18,879,700
Earnings per share - basic	$2.98	$2.61	$5.57	$5.35
Earnings per share - diluted	$2.85	$2.54	$5.34	$5.19
Weighted average shares outstanding - basic	3,478,628	3,463,886	3,469,675	3,530,902
Weighted average shares outstanding - diluted	3,634,688	3,559,231	3,614,462	3,637,772

Winmark Corporation

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	July 1, 2023	June 25, 2022
OPERATING ACTIVITIES:
Net income	$19,311,500	$18,879,700
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	385,100	219,400
Provision for credit losses	(5,300)	(24,600)
Compensation expense related to stock options	942,000	771,400
Deferred income taxes	148,400	(185,400)
Operating lease right of use asset amortization	135,600	122,200
Tax benefits on exercised stock options	832,300	348,000
Change in operating assets and liabilities:
Receivables	(153,900)	(218,400)
Principal collections on lease receivables	499,800	1,636,100
Income tax receivable/payable	(796,100)	(549,500)
Inventories	323,700	(278,200)
Prepaid expenses	490,700	147,600
Other assets	(31,600)	(2,200)
Accounts payable	(483,600)	(209,700)
Accrued and other liabilities	1,390,000	2,213,500
Rents received in advance and security deposits	(234,200)	(472,700)
Deferred revenue	397,900	(28,200)
Net cash provided by operating activities	23,152,300	22,369,000
INVESTING ACTIVITIES:
Purchase of property and equipment	(96,900)	(43,000)
Reacquired franchise rights	—	(3,540,000)
Net cash used for investing activities	(96,900)	(3,583,000)
FINANCING ACTIVITIES:
Proceeds from borrowings on line of credit/term loan	—	33,700,000
Payments on line of credit/term loan	—	(3,700,000)
Payments on notes payable	(2,125,000)	(2,125,000)
Repurchases of common stock	—	(47,847,500)
Proceeds from exercises of stock options	2,974,900	2,553,700
Dividends paid	(5,209,400)	(4,052,600)
Net cash used for financing activities	(4,359,500)	(21,471,400)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	18,695,900	(2,685,400)
Cash, cash equivalents and restricted cash, beginning of period	13,680,600	11,437,000
Cash, cash equivalents and restricted cash, end of period	$32,376,500	$8,751,600
SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$1,563,800	$1,108,100
Cash paid for income taxes	$4,984,600	$6,060,800

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Condensed Balance Sheets to the total of the same amounts shown above:
	Six Months Ended
	July 1, 2023	June 25, 2022
Cash and cash equivalents	$32,321,500	$8,696,600
Restricted cash	55,000	55,000
Total cash, cash equivalents and restricted cash	$32,376,500	$8,751,600